Exhibit 21 to 1995 10-KSB

                      Allstate Financial Corporation
                       Wholly-owned Subsidiary List



                                                          State of
                     Name                               Incorporation

        Receivable Financing Corporation              Virginia

        Business Funding of Florida, Inc.             Florida

        Business Funding of America, Inc.             Virginia

        Premium Sales Northeast, Inc.                 Virginia

        Lifetime Options, Inc., a Viatical
          Settlement Company                          Maryland

        Settlement Solutions, Inc                     Virginia

        AFC Holding Corporation                       Delaware